Exhibit 99.1

420 Lexington Avenue  •  New York, NY  10170  •  (212) 869-3000  •  FAX (212) 869-3989

FOR IMMEDIATE RELEASE

CONTACT:                              Stacy Lipschitz-Slater

Senior Vice President - Corporate Communications

New Plan Excel Realty Trust, Inc.

212-869-3000 EXT. 3359

slipschitz@newplan.com

NEW PLAN EXCEL REALTY TRUST REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS

NEW YORK, February 24, 2005 – New Plan Excel Realty Trust, Inc. (NYSE: NXL) today announced financial results for the three and twelve months ended December 31, 2004.

Total rental revenues for the fourth quarter of 2004 increased to $127.7 million from $117.9 million in the fourth quarter of 2003.  Net income available to common stockholders was $28.8 million, or $0.27 per diluted share, in the fourth quarter of 2004 compared with $24.7 million, or $0.24 per diluted share, in the fourth quarter of 2003.  Funds from operations (FFO) for the fourth quarter of 2004 was $51.6 million, or $0.49 on a diluted per share basis, compared with $44.3 million, or $0.44 on a diluted per share basis, in the fourth quarter of 2003 (which included $0.02 per diluted share related to impairment of real estate).  A reconciliation of net income to FFO is presented in the attached table.

Total rental revenues for the year ended December 31, 2004 were $495.5 million as compared with $470.7 million for the year ended December 31, 2003.  Net income available to common stockholders was $113.3 million, or $1.10 per diluted share, in 2004 compared with $108.8 million, or $1.08 per diluted share, in 2003.  FFO for 2004 was $210.3 million, or $2.04 on a diluted per share basis, compared with $185.7 million, or $1.85 on a diluted per share basis, in 2003 (which included $0.11 per diluted share related to impairment of real estate and original issuance costs associated with the redemption of preferred stock).

Property Portfolio

At the end of the fourth quarter, the gross leasable area (GLA) for the Company’s total stabilized community and neighborhood shopping centers, including its pro rata share of joint venture projects, was approximately 93.4 percent leased.  The GLA for the Company’s total portfolio, including its pro rata share of joint venture projects (Total Portfolio), was approximately 91.7 percent leased at December 31, 2004.  The average annual base rent (ABR) at December 31, 2004 for the total portfolio was $8.25 per leased square foot.

During the fourth quarter, 172 new leases, aggregating approximately 947,000 square feet, were signed at an average ABR of $9.94 per square foot.  Also during the quarter, 229 renewal leases, aggregating approximately 1.1 million square feet, were signed at an average ABR of $8.89 per square foot, an increase of approximately 9.2 percent over the expiring leases.  During 2004, the Company executed a total of 1,449 new and renewal leases aggregating approximately 7.3 million square feet, including 653 new leases, totaling approximately 3.9 million square feet, which were signed at an average ABR of $9.33 per square foot and 796 renewal leases, totaling approximately 3.4 million square feet, which were signed at an average ABR of $9.68 per square foot, an increase of approximately 7.4 percent over the expiring leases.

During the fourth quarter, the Company completed the redevelopment of 12 shopping centers and added eight projects to its redevelopment pipeline, increasing the pipeline to 38 redevelopment projects (including outparcel development and joint venture redevelopment projects), the aggregate cost of which (including costs incurred in prior years on these projects) is expected to be approximately $144.5 million.   In total for 2004, the Company completed 30 redevelopment projects at an aggregate cost of $87.4 million (including costs incurred in prior years on these projects).

Acquisitions and Dispositions

During the fourth quarter of 2004, the Company acquired, including through co-investments with its joint venture partners, four shopping centers.  The shopping centers totaled approximately 587,000 square feet of GLA and were acquired for an aggregate purchase price of approximately $89.7 million.  During 2004, the Company acquired, including through co-investments with its joint venture partners, an aggregate of 18 shopping centers, the remaining 50 percent interests in two shopping centers in which the Company owned the other 50 percent interests, and two land parcels for an aggregate purchase price of approximately $434.5 million.  The shopping centers totaled approximately 3.5 million square feet of gross leasable area and the land parcels totaled approximately 24 acres.  Acquisitions completed during the fourth quarter are summarized below:

•                  On October 8, 2004, NP/I&G Institutional Retail Company, LLC, the Company’s joint venture with JPMorgan Fleming Asset Management, acquired Riverplace Shopping Center, a 257,912 square foot shopping center located in Jacksonville, Florida and anchored by Bealls, Sears, Stein Mart and T.J. Maxx, for $34.3 million.

•                  On November 22, 2004, NP/I&G Institutional Retail Company, LLC acquired Skytop Pavilion, a 133,631 square foot shopping center located in Cincinnati, Ohio and anchored by bigg’s (a subsidiary of SUPERVALU), for approximately $20.3 million.

•                  On November 23, 2004, the Company acquired Silver Pointe Shopping Center, an 86,141 square foot shopping center located in Fenton, Michigan and anchored by Sears, for approximately $10.2 million, including approximately $7.2 million of assumed mortgage indebtedness.  The property is adjacent to Silver Lake, a neighborhood shopping center also owned by the Company.

•                  On December 10, 2004, the Company acquired The Shoppes at Southside, a 109,113 square foot shopping center located in Jacksonville, Florida and anchored by Best Buy, David’s Bridal and Sports Authority, for approximately $25.0 million.

During the fourth quarter of 2004, the Company generated an aggregate of approximately $9.7 million of proceeds through the sale of three properties.  Properties sold during the quarter include Glengary Shopping Center, a 105,601 square foot shopping center located in Westerville, Ohio; Old Egypt, a 14,490 square foot single tenant building located in Magnolia, Texas; and a 3,800 square foot single tenant Hardee’s located in Hanover, Pennsylvania.  During 2004, the Company generated an aggregate of approximately $62.2 million of proceeds through the culling of non-core and non-strategic properties, the disposition of certain properties held through joint ventures and the transfer of one property to a joint venture.

-more-

Balance Sheet Position

The Company completed the 2004 fiscal year with total book assets of approximately $3.8 billion and a total debt / undepreciated book value ratio of 46.9 percent.  The Company’s debt for the three months ended December 31, 2004 had an overall weighted average current interest rate of 5.6 percent and a weighted average maturity of 6.5 years.  Approximately 78 percent of the Company’s total debt is fixed rate debt, including the impact of the Company’s interest rate swaps.

On January 13, 2005, the Company completed a public offering of $100 million aggregate principal amount of unsecured, 10-year fixed rate notes with a coupon of 5.30 percent.  The notes are due on January 15, 2015 and were priced at 99.930 percent of par value to yield 5.309 percent.  Net proceeds from the offering were used to repay a portion of the borrowings under the Company’s $350 million revolving credit facility.

Management Changes

As previously announced, Scott MacDonald is resigning in April as President and Chief Operating Officer of New Plan in order to relocate to the West Coast with his family.  As a result, the Company has put into effect a series of management changes designed to assume the primary responsibilities of Mr. MacDonald.  Effective March 1, 2005, the Company is promoting Michael A. Carroll to Executive Vice President, Real Estate Operations.   In this role, he will be responsible for all property operations and will serve as the primary liaison between the Company’s regional asset managers and its corporate office, while also continuing as one of the senior relationship managers for the Company’s national and regional tenants.  Mr. Carroll joined the Company in 1992 and most recently held the position of Senior Vice President, Director of Redevelopment.  Greg Levine is transitioning to the position of Vice President, Director of Redevelopment from his previous post of Vice President, Leasing - Northeast Region.  In addition, Dean R. Bernstein is being promoted to the position of Executive Vice President, Acquisitions / Dispositions from Senior Vice President, Acquisitions / Dispositions.

Dividend

For the first quarter of 2005, the Company’s Board of Directors declared a cash dividend of $0.4125 per common share (CUSIP #648053106).  On an annualized basis, this is the equivalent of $1.65 per share.  The dividend is payable on April 15, 2005 to common stockholders of record on April 1, 2005.  New Plan Excel Realty Trust, Inc. shares go ex-dividend on March 30, 2005.  The Board of Directors also declared a dividend of $0.975 per depositary share on its 7.8 percent Series D Cumulative Voting Step-Up Premium Rate Preferred Stock (CUSIP #648053700) to stockholders of record on April 1, 2005, payable on April 15, 2005.  In addition, the Board of Directors declared a dividend of $0.47656 per depositary share on its 7.625 percent Series E Cumulative Redeemable Preferred Stock (CUSIP #6480538090) to stockholders of record on April 1, 2005, payable on April 15, 2005.

Management Comment

“We have once again met or exceeded our operating and financial expectations for the year, validating our strategy of owning and operating a national, diversified portfolio of community and neighborhood shopping centers supported by talented staff, an established infrastructure and advanced technology,” commented Glenn J. Rufrano, Chief Executive Officer.  “The management changes announced this morning as a result of Scott MacDonald’s departure demonstrate the deepening strength of our management bench and our commitment to grow from within.  I am confident that we have the right team in place to move forward,” he concluded.

Conference Call

The Company will be hosting a teleconference on Thursday, February 24, 2005 at 2:00 PM ET.  The teleconference can be accessed by dialing 1-888-396-2369 (International: 1-617-847-8710) or via the web at www.newplan.com under Investor Information; Audio Archives. Please refer to passcode #93882554.  A replay of the teleconference will be available through midnight ET March 3, 2005 by dialing 1-888-286-8010 (International: 1-617-801-6888) or via the web at www.newplan.com under Investor Information; Audio Archives.  Please refer to passcode #18687094.

The Company’s Supplemental Disclosure package will be furnished today on a Current Report on Form 8-K and will also be available on the Company’s website at www.newplan.com under Investor Information; Financial Reports.  These materials are also available in e-mail or hard copy formats by contacting New Plan Corporate Communications at corporatecommunications@newplan.com or
1-800-468-7526.

Annual Meeting of Shareholders

The Company’s Board of Directors has scheduled the Annual Meeting of Shareholders for Wednesday, May 11, 2005 at 9:00 AM ET.  The meeting will be held at The Cornell Club of New York, The Ivy Room, 6 East 44th Street, New York, NY 10017.  The record date for determination of shareholders entitled to vote is March 1, 2005.

New Plan Excel Realty Trust, Inc. is one of the nation’s largest real estate companies, focusing on the ownership and management of community and neighborhood shopping centers.  The Company operates as a self-administered and self-managed REIT, with a national portfolio of 404 properties, including 26 properties held through joint ventures, and total assets of approximately $3.8 billion.  Its properties are strategically located across 35 states and include 384 community and neighborhood shopping centers, primarily grocery or name-brand discount chain anchored, with approximately 56.0 million square feet of gross leasable area, and 20 related retail real estate assets, with approximately 1.8 million square feet of gross leasable area.  For additional information, please visit www.newplan.com.

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; financing risks; possible future downgrades in our credit ratings; property ownership / management risks; the level and volatility of interest rates and changes in capitalization rates with respect to the acquisition and disposition of properties; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks, including risks that developments and redevelopments are not completed on time or on budget and strategies, actions and performance of affiliates that the Company may not control; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business-Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, which discuss these and other factors that could adversely affect the Company’s results.

-financial tables follow-

NEW PLAN EXCEL REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Rental Revenues:
Rental income	$100,844	$90,851	$389,510	$364,659
Percentage rents	1,210	2,151	6,613	6,943
Expense reimbursements	25,683	24,933	99,414	99,066
TOTAL RENTAL REVENUES	127,737	117,935	495,537	470,668

Rental Operating Expenses:
Operating costs	23,831	23,295	86,257	89,041
Real estate and other taxes	15,710	14,876	61,842	58,833
Provision for doubtful accounts	2,961	2,600	10,104	7,629
TOTAL RENTAL OPERATING EXPENSES	42,502	40,771	158,203	155,503

NET OPERATING INCOME	85,235	77,164	337,334	315,165

Other Income:
Interest, dividend and other income	1,767	2,016	8,329	9,419
Equity in income of unconsolidated ventures	410	1,005	1,513	3,438
TOTAL OTHER INCOME	2,177	3,021	9,842	12,857

Other Expenses:
Interest expense	26,967	25,015	106,054	101,629
Depreciation and amortization	23,696	19,580	89,394	76,113
General and administrative	4,744	5,089	19,394	19,816
TOTAL OTHER EXPENSES	55,407	49,684	214,842	197,558

Income before real estate sales, impairment of real estate and minority interest	32,005	30,501	132,334	130,464
Gain on sale of real estate (1)	—	—	1,217	—
Impairment of real estate	—	(2,412)	(43)	(3,536)
Minority interest in income of consolidated partnership and joint ventures	86	(385)	(853)	(1,555)
INCOME FROM CONTINUING OPERATIONS	32,091	27,704	132,655	125,373

Discontinued Operations:
Results of discontinued operations	586	1,274	2,512	6,583
Gain (loss) on sale of discontinued operations (2)	1,509	615	(1,139)	4,018
Impairment of real estate held for sale	—	—	(88)	(6,953)
INCOME FROM DISCONTINUED OPERATIONS	2,095	1,889	1,285	3,648

NET INCOME	$34,186	$29,593	$133,940	$129,021

Preferred dividends	(5,462)	(5,279)	(21,470)	(21,170)
Premium on redemption of preferred stock	—	—	—	(630)
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS – BASIC	28,724	24,314	112,470	107,221
Minority interest in income of consolidated partnership	44	385	796	1,555
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS – DILUTED	$28,768	$24,699	$113,266	$108,776

Net income per common share – basic	$0.28	$0.25	$1.11	$1.10
Net income per common share – diluted	0.27	0.24	1.10	1.08

Funds from operations: (3)
Net income available to common stockholders – diluted	$28,768	$24,699	$113,266	$108,776
Deduct:
Minority interest in income of consolidated partnership	(44)	(385)	(796)	(1,555)
Net income available to common stockholders – basic	28,724	24,314	112,470	107,221
Add:
Depreciation and amortization:
Continuing operations real estate assets	23,696	19,580	89,394	76,113
Discontinued operations real estate assets	165	382	1,184	2,000
Pro rata share of joint venture real estate assets	493	300	1,629	1,016

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Deduct:
Gain on sale of real estate (1) (4)	—	—	(1,217)	—
(Gain) loss on sale of discontinued operations (4)	(1,509)	(615)	5,622	(1,534)
Pro rata share of joint venture loss (gain) on sale of real estate (4)	—	—	433	(643)
FUNDS FROM OPERATIONS – Basic	51,569	43,961	209,515	184,173
Add:
Minority interest in income of consolidated partnership	44	385	796	1,555
FUNDS FROM OPERATIONS – DILUTED	$51,613	$44,346	$210,311	$185,728

Funds from operations per share – basic	$0.50	$0.45	$2.08	$1.89
Funds from operations per share – diluted	0.49	0.44	2.04	1.85

Funds from operations – diluted	$51,613	$44,346	$210,311	$185,728
Add:
Impairment of real estate	—	2,412	43	3,536
Impairment of real estate held for sale	—	—	88	6,953
Premium on redemption of preferred stock	—	—	—	630
FUNDS FROM OPERATIONS – DILUTED (prior calculation)	$51,613	$46,758	$210,442	$196,847

Funds from operations per share – diluted (prior calculation)	$0.49	$0.46	$2.04	$1.96

Weighted average common shares outstanding – basic	102,684	97,758	100,894	97,318
ERP partnership units	1,651	2,178	1,394	2,178
Options	1,117	1,044	1,057	773
Weighted average common shares outstanding – diluted	105,452	100,980	103,345	100,269

(1) For the twelve months ended December 31, 2004, balance includes approximately $1.217 million of previously deferred gain incurred in connection with the Company’s sale of 70 percent of its interest in Arapahoe Crossings, LP in 2003.

(2) For the twelve months ended December 31, 2004, balance includes approximately $3.876 million of previously deferred gain incurred in connection with the Company’s sale of 21.5 acres of land at The Mall at 163rd Street in 2003.

(3) Funds from Operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The Company calculates FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”).  The White Paper defines FFO as net income (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

On October 1, 2003, the National Association of Real Estate Investment Trusts (“NAREIT”), based on discussions with the Securities and Exchange Commission (“SEC”), provided revised guidance regarding the calculation of FFO.  This revised guidance provides that impairments should not be added back to net income in calculating FFO and that original issuance costs associated with preferred stock that has been redeemed should be factored into the calculation of FFO.  Prior to this pronouncement, the Company had added back impairments in calculating FFO, in accordance with prior NAREIT guidance, and had not factored in original issuance costs of preferred stock that had been redeemed in the calculation of FFO.  The Company presents FFO in accordance with NAREIT’s revised guidance.  To assist investors in understanding the impact of these changes, the Company also is presenting FFO in accordance with the methodology historically used by the Company (“prior calculation”).

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a starting point in measuring its operational performance because it excludes various items included in net income that do not relate  to or are not indicative of its operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult to compare.  The Company also believes that the presentation of FFO consistent with the guidance that was in effect until October 1, 2003 is further helpful to investors because it assists investors in evaluating the Company’s historical operational performance and because it excludes other items included in the revised calculation of FFO such as impairments which also do not relate to and are not indicative of the Company’s operating performance.  FFO should not, however, be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, and is not indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.  In addition, the Company’s computation of FFO may differ in certain respects from the methodology utilized by other REITs to calculate FFO and, therefore, may not be comparable to such other REITs.

(4) Excludes gain / loss on sale of land.

The above does not purport to disclose all items required under GAAP.

The Company’s Form 10-K for the year ended December 31, 2004 should be read in conjunction with the above information.

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